Exhibit 10.48b

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 (the "Amendment") dated as of August 31, 2012, is between Bank of America, N.A. (the "Bank") and American Shared Hospital Services (the "Borrower").

RECITALS

A.   The Bank and the Borrower entered into a certain Loan Agreement dated as of September 30, 2011 (together with any previous amendments or extension letters, the "Agreement").

B.	The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1.   Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.   Amendments. The Agreement is hereby amended as follows:

2.1 In Paragraph 1.2 (Availability Period.), the date "August 1, 2014" is substituted for the date "August 1, 2013" as the new Facility No. 1 Expiration Date.

2.2 Subparagraph (g) of Paragraph 2.2 (LIBOR Rate.) is replaced with new subparagraphs (g) through (m) that read in their entirety as follows:

(g)	The prepayment fee is intended to compensate the Bank for the funding costs of the prepaid credit, if any. The prepayment fee will be determined by calculating the funding costs incurred by the Bank, based on the cost of funds at the time the interest rate was fixed, and subtracting the interest income which can be earned by the Bank by reinvesting the prepaid funds at the Reinvestment Rate. The calculation is defined more fully below.

(h)	The "Fixed Interest Rate Period" is the period during which the interest rate in effect at the time of the prepayment does not change. If the Fixed Interest Rate Period does not extend for the entire remaining life of the credit, then the following rules will apply:

(i)	For any portion of the prepaid principal for which the scheduled payment date is after the end of the Fixed Interest Rate Period, the prepayment fee for that portion shall be calculated based only on the period through the end of the Fixed Interest Rate Period, as described below.

(ii)	If a prepayment is made on a date on which the interest rate resets, then there will be no prepayment fee.

(i)	The prepayment fee calculation is made separately for each Prepaid Installment. A "Prepaid Installment" is the amount of the prepaid principal that would have been due on a particular scheduled payment date (the "Scheduled Payment Date"). However, as explained in the preceding paragraph, all amounts of the credit which would have been paid after the end of the Fixed Interest Rate Period shall be considered a single Prepaid Installment with a Scheduled Payment Date (for the purposes of this calculation) equal to the last day of the Fixed Interest Rate Period.

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(j)	The prepayment fee for a particular Prepaid Installment will be calculated as follows:

(i)	Calculate the monthly interest payments that would have accrued on the Prepaid Installment through the applicable Scheduled Payment Date, if the prepayment had not been made. The interest payments will be calculated using the Original Cost of Funds Rate.

(ii)	Next, calculate the monthly interest income which could be earned on the Prepaid Installment if it were reinvested by the Bank at the Reinvestment Rate through the Scheduled Payment Date.

(iii)	Calculate the monthly differences of the amounts calculated in (i) minus the amounts calculated in (ii).

(iv)	If the remaining term of the Fixed Interest Rate Period is greater than one year, calculate the present value of the amounts calculated in (iii), using the Reinvestment Rate. The result of the present value calculation is the prepayment fee for the Prepaid Installment.

(k)	Finally, the prepayment fees for all of the Prepaid Installments are added together. The sum, if greater than zero, is the total prepayment fee due to the Bank.

(I)	The following definitions will apply to the calculation of the prepayment fee:

(i)	"Original Cost of Funds Rate" means the fixed interest rate per annum, determined solely by the Bank, at which the Bank would be able to borrow funds in the Bank Funding Markets for the duration of the Fixed Interest Rate Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule matching the prepaid principal.

(ii)	"Bank Funding Markets" means one or more wholesale funding markets available to the Bank, including the LIBOR, Eurodollar, and SWAP markets as applicable and available, or such other appropriate money market as determined by the Bank in its sole discretion.

(iii) "Reinvestment Rate" means the fixed rate per annum, determined solely by the Bank, as the rate at which the Bank would be able to reinvest funds in the amount of the Prepaid Installment in the Bank Funding Markets on the date of prepayment for a period of time approximating the period starting on the date of prepayment and ending on the Scheduled Payment Date.

(m)	The Original Cost of Funds Rate and the Reinvestment Rate are the Bank's estimates only and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The Bank may adjust the Original Cost of Funds Rate and the Reinvestment Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. The rates shall include adjustments for reserve requirements, federal deposit insurance and any other similar adjustment which the Bank deems appropriate. These rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system.

3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is. or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and

(d) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

4.   Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

5.   Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

6.   FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF. (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER. TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.

By: /s/ Noreen Lee

Typed Name Noreen Lee

Title Vice President

American Shared Hospital Services

By: /s/ Ernest A. Bates, M.D.

Typed Name Ernest A. Bates, M.D.

Title Chairman of the Board

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